Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 18, 2016, further amends the Agreement and Plan of Merger, dated as of March 23, 2016, by and among Limbach Holdings LLC (“Company”), 1347 Capital Corp. (“1347 Capital”), and FdG HVAC LLC, a Delaware limited liability company, solely in its capacity as the Limbach Holders’ Representative pursuant to the designation in Section 10.17 thereof, as amended by that Amendment No. 1 to Agreement and Plan of Merger, dated July 11, 2016 (such agreement, as so amended, the “Merger Agreement”).

WHEREAS, the parties desire to further amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2. Amendments. The Merger Agreement is hereby amended as follows:

(a) Exhibit A-1. Exhibit A-1 to the Merger Agreement is hereby deleted in its entirety and replaced with Exhibit A-2 attached hereto.

(b) Section 6.2(f). Section 6.2(f) of the Merger Agreement is hereby amended by deleting the phrase “$20,000,000” therein and replacing it with “$18,000,000”.

(c) Section 6.2(g). Section 6.2(g) of the Merger Agreement is hereby amended by deleting the phrase “$35,000,000” therein and replacing it with “$33,000,000”.

(d) Section 6.3(f). Section 6.3(f) of the Merger Agreement is hereby amended by deleting the phrase “$20,000,000” therein and replacing it with “$18,000,000”.

(e) Section 6.3(g). Section 6.3(g) of the Merger Agreement is hereby amended by deleting the phrase “$35,000,000” therein and replacing it with “$33,000,000”.

3. Nature of Agreement; No Other Amendments. The parties hereby acknowledge and agree that this Amendment constitutes an amendment to the Merger Agreement in accordance with Section 10.9 thereof. Except as specifically amended by this Amendment, all other terms and provisions of the Merger Agreement shall remain in full force and effect. Each reference in the Merger Agreement to (a) “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and (b) “Exhibit A” or “Exhibit A-1” shall mean and be deemed to be a reference to Exhibit A-2 hereto.

4. Section Headings. The section headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, ..pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Amendment.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof.

7. Trust Account Waiver. The Company acknowledges and agrees that 1347 Capital is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company Parties and one or more businesses or assets. The Company acknowledges and agrees that 1347 Capital’s sole assets consist of the cash proceeds of 1347 Capital’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. For and in consideration of 1347 Capital entering into this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Company, for itself and on behalf of the Company Parties, and its and their respective Affiliates, managers, directors, officers, affiliates, members, stockholders and trustees, do hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against 1347 Capital arising under this Amendment; provided, that, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against 1347 Capital for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement (including a claim for 1347 Capital to specifically perform its obligations under this Agreement) and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of shares of 1347 Capital’s common stock as set forth in its certification of incorporation) so long as such claim would not affect 1347 Capital’s ability to fulfill its obligation to redeem the shares of common stock as set forth in its certification of incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, as of the date first above written.

LIMBACH HOLDINGS LLC

By:	/s/ David S. Gellman
	Name:	David S. Gellman
	Title:	Vice President

1347 CAPITAL CORP.

By:	/s/ Hassan Baqar
	Name:	Hassan Baqar
	Title:	Chief Financial Officer & Director

FdG HVAC LLC, as Limbach Holders’ Representative

By:	/s/ David S. Gellman
	Name:	David S. Gellman
	Title:	Vice President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

EXHIBIT A-2

Merger Consideration and Shares of

1347 Capital Class A Preferred Stock